July 28, 2016

Nile Capital Investment Trust

116 Village Blvd.

Princeton, NJ 08540

Re:  Nile Capital Investment Trust, File Nos. 811-22834 and 333-164528

Gentlemen:

A legal opinion (the “Legal Opinion”) that we prepared was filed with Pre-Effective Amendment No. 1 to the Nile Capital Investment Trust’s Registration Statement.  We hereby give you our consent to incorporate by reference the Legal Opinion into Post-Effective Amendment No. 16 to the Registration Statement under the Securities Act of 1933 (Amendment No. 17 under the Investment Company Act of 1940) (the “Amendment”), and consent to all references to us in the Amendment.

Very truly yours,

/s/ Thompson Hine LLP

THOMPSON HINE LLP